Exhibit 99.1

Wave to Raise $ 1 Million

Lee, MA—March 13, 2013 —Wave Systems Corp. (NASDAQ:WAVX) today announced that it has entered into agreements with certain institutional investors for a private placement of 1,204,820 shares of its Class A common stock at a price of $.83 per share, yielding gross proceeds of  $1,000,000.  Additionally, investors in the offering will receive five-year warrants to purchase an aggregate of 602,410 shares of Wave’s Class A common stock for $.83 per share. The net proceeds of the financing will be used to fund Wave’s ongoing operations.

The offering is expected to close on or about March 15, 2013, subject to the satisfaction of customary closing conditions.

Dawson James Securities, Inc. acted as exclusive placement agent in connection with the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  The shares in the offering will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Wave Systems

Wave Systems Corp. (NASDAQ: WAVX) reduces the complexity, cost and uncertainty of data protection by starting inside the device.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Company:

Gerard T. Feeney, CFO

info@wavesys.com

413-243-1600

Investor Relations:

David Collins, Eric Lentini

212-924-9800

wavx@catalyst-ir.com